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Exhibit 3.9

ARTICLES OF MERGER
OF NEW ABC, INC.

        The undersigned corporations, pursuant to Article 12 of the Virginia Stock Corporation Act, Va. Code § 13.1-716 through -722 (1989) (the Act), hereby execute the following Articles of Merger as set forth as follows:

ARTICLE I

Plan of Merger

        Section One.    The Merger.    At the Effective Time (as defined in Article III below), Cassco Corporation (Cassco), a Virginia corporation, shall be merged with and into New ABC, Inc. (ABC), a Virginia corporation and wholly-owned subsidiary of WLR Foods, Inc. (WLR), a Virginia corporation, in accordance with the provisions of Article 12 of the Act (the Merger). At the Effective Time, ABC shall be and continue in existence as the surviving corporation and the separate corporate existence of Cassco shall cease.

        Section Two.    Articles of Incorporation, Bylaws and Name.    The Articles of Incorporation and Bylaws of ABC in effect at the Effective Time shall continue (until amended or repealed as provided by applicable law) to be the Articles of Incorporation and Bylaws of ABC after the Effective Time, except that ABC's name shall change, effective automatically and without further action by ABC, at the Effective Time, to "Cassco Ice & Cold Storage, Inc."

        Section Three.    Effect of Merger on Outstanding Shares.    At the Effective Time, each share of Cassco common stock issued and outstanding immediately prior to the Effective Time shall be converted into 4,667.33 shares of WLR common stock and each share of unissued authorized Cassco common stock shall be automatically cancelled.

Notwithstanding the foregoing, no certificates or scrip for fractional shares of WLR stock will be issued; in lieu thereof, WLR will pay the value of such fractional shares in cash on the basis of the mean between the high and low sales of WLR common stock as quoted in the NASDAQ National Market System on the trading day immediately preceding the Effective Time.

ARTICLE II

Shareholder Vote

        Pursuant to Va. Code § 13.1-718 (G), WLR shareholder vote on the Plan of Merger was not required. Cassco and ABC shareholder vote on the Plan of Merger was required, and the Plan of Merger was adopted by unanimous consent of shareholders of both Cassco and ABC.

ARTICLE III

Effective Time

        These Articles of Merger shall become effective at 9:00 a.m. on April 12, 1990 (the Effective Time).

        IN WITNESS WHEREOF, the undersigned corporations have caused these Articles of Merger to be executed on their behalves, as thereunto duly authorized, which officers also declare that the facts herein stated are true as of April 10, 1990.

NEW ABC, INC.
	By	/s/ DOUGLAS L. FLORY Douglas L. Flory, President
ATTEST:
/s/ DOUGLAS L. FLORY Douglas L. Flory, Secretary
CASSCO CORPORATION
	By	/s/ JOHN J. BROADDUS John J. Broaddus, Executive Vice President
ATTEST:
/s/ DAVID G. FRACKELTON David G. Frackelton, Assistant Secretary
WLR FOODS, INC.
	By	/s/ CHARLES W. WAMPLER, JR. Charles W. Wampler, Jr., Chairman of the Board of Director
ATTEST:
/s/ DELBERT L. SEITZ Delbert L. Seitz, Secretary

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  Exhibit 3.9
ARTICLES OF MERGER OF NEW ABC, INC.
ARTICLE I Plan of Merger
ARTICLE II Shareholder Vote
ARTICLE III Effective Time